FOR IMMEDIATE RELEASE

CV Therapeutics Investor and Media Contact:	Astellas Media Contact:
John Bluth	Maribeth Landwehr
Senior Director,	Assistant Director,
Corporate Communications and Investor Relations	Corporate Communications
CV Therapeutics, Inc.	Astellas Pharma US, Inc.
(650) 384-8850	(847) 317-8988

CV THERAPEUTICS SUBMITS NEW DRUG APPLICATION FOR REGADENOSON

PALO ALTO, Calif. and DEERFIELD, IL, May 14, 2007 – CV Therapeutics, Inc. (Nasdaq: CVTX) and Astellas Pharma US, Inc. announced today that CV Therapeutics has submitted a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) seeking approval of regadenoson for use in myocardial perfusion imaging (MPI) studies. The NDA submission triggers a $7 million milestone payment from Astellas to CV Therapeutics.

Regadenoson is a selective A2A-adenosine receptor agonist under development for use as a pharmacologic stress agent in MPI studies. Regadenoson has been designed to be delivered as a rapid bolus with no dose adjustment required by weight, and to selectively stimulate the A2A-adenosine receptor, the receptor responsible for coronary vasodilation.

“We are very pleased to have submitted an NDA for regadenoson, which, if approved in 2008, would represent the second innovative cardiovascular product CV Therapeutics will have brought to market in a two year period,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics.

“As the market leader in pharmacologic stress testing, we look forward to the market introduction of regadenoson. We are seeing a continued increase in demand for myocardial perfusion imaging tests in the United States and, upon approval, we believe both patients and physicians will benefit from the clinical profile of regadenoson,” said Yoshihiko Hatanaka, president and chief executive officer of Astellas Pharma US, Inc.

If regadenoson is approved by the FDA, Astellas Pharma US, Inc. will be responsible for all commercial activities for regadenoson in the United States. CV Therapeutics retains all rights to regadenoson outside of North America.

The NDA contains data from two identically designed Phase 3 clinical trials. In both Phase 3 trials, regadenoson met the primary endpoint by showing with 95 percent confidence that MPI studies conducted with regadenoson were comparable to MPI studies conducted with Adenoscan® (adenosine injection).

Regadenoson was generally well tolerated in both Phase 3 studies. The most common adverse events reported in patients who received regadenoson were shortness of breath, headache, flushing, chest discomfort and dizziness.

Phase 3 Design

Patients 18 years or older with the clinical need for an MPI study were eligible to participate in the Phase 3 clinical trials. Individuals who had an acute myocardial infarction or unstable angina within three months, or coronary revascularization within six months, were not permitted to participate in the study.

All study participants received a clinically indicated baseline MPI study using Adenoscan® (adenosine injection). Participants then were randomized to receive either regadenoson or Adenoscan® (adenosine injection) in a double blinded fashion during a second MPI study. Each patient’s scans were classified as indicating normal, moderate or severe ischemia. Baseline and blinded scans then were evaluated to determine if the scans were comparable.

Myocardial perfusion imaging studies

MPI studies help detect and characterize coronary artery disease by identifying areas of poor blood flow in the heart. In 2005, approximately 9.3 million patients in the United States underwent MPI studies.

Astellas Pharma US, Inc. / CV Therapeutics Inc. Collaboration

Under a license and collaboration agreement providing Astellas with exclusive North American rights to regadenoson, CV Therapeutics manages the development program and Astellas is responsible for all commercial activities for regadenoson in North America, if the product is approved for marketing. Under the arrangement, Astellas owes CV Therapeutics a $7 million milestone upon NDA submission and a $12 million milestone upon FDA approval, and reimburses CV Therapeutics for 75 percent of development costs. CV Therapeutics will receive a royalty on product sales of regadenoson, if approved, and may receive a royalty on another product. CV Therapeutics owns the rights for regadenoson outside of North America.

About Astellas Pharma US, Inc.

Astellas Pharma US, Inc., located in Deerfield, Illinois, is a U.S. affiliate of Tokyo-based Astellas Pharma Inc. Astellas is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. The organization is committed to becoming a global category leader in focused areas by combining outstanding R&D and marketing capabilities. In the U.S., Astellas markets products in the areas of immunology, urology, anti-infectives, cardiovascular and dermatology. For more information about Astellas Pharma US, Inc., please visit our website at www.astellas.com/us.

Astellas currently markets Adenoscan® (adenosine injection), the leading agent for MPI studies in the United States. Adenoscan is indicated as an adjunct to thallium-201 myocardial perfusion scintigraphy in patients unable to exercise adequately. The most common side effects include flushing, chest discomfort, and dyspnea. Less frequent side effects reported in patients administered Adenoscan include second and third degree AV block, fatal cardiac arrest, ventricular tachycardia, and nonfatal myocardial infarction. For full prescribing information, please visit www.adenoscan.com.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa® (ranolazine extended-release tablets) is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies and CVT-6883, which is being developed as a potential treatment for asthma and other conditions. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Trademarks listed belong to their respective owners.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including; the conduct and timing of studies; timing of regulatory submissions; timing of regulatory review and approval; commercialization of products; market acceptance of products; dependence on collaborative partners; intellectual property protection and disputes; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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